Exhibit 21.1

SUBSIDIARIES OF GILEAD SCIENCES, INC.

Name of Subsidiary	Country of Incorporation

Bristol-Myers Squibb and Gilead Sciences Limited	Ireland

Bristol-Myers Squibb & Gilead Sciences, LLC	United States

CV Therapeutics Europe Ltd.	United Kingdom

Gilead Alberta ULC	Canada

Gilead Alberta, LLC	United States

Gilead Biopharmaceutics Ireland Corporation	Ireland

Gilead Colorado, Inc.	United States

Gilead Holdings, LLC	United States

Gilead Palo Alto, Inc.	United States

Gilead Sciences (NZ)	New Zealand

Gilead Sciences Belgium	Belgium

Gilead Sciences Canada, Inc.	Canada

Gilead Sciences Cork Limited	Ireland

Gilead Sciences Denmark ApS	Denmark

Gilead Sciences Europe Ltd.	United Kingdom

Gilead Sciences Finland Oy	Finland

Gilead Sciences GesmbH.	Austria

Gilead Sciences GmbH	Germany

Gilead Sciences Hellas EPE	Greece

Gilead Sciences Holding, LLC	United States

Gilead Sciences Hong Kong Limited	Hong Kong

Gilead Sciences International Ltd.	United Kingdom

Gilead Sciences Lda.	Portugal

Gilead Sciences Limited	Ireland

Gilead Sciences llac Ticaret Limited Sireketi	Turkey

Gilead Sciences Ltd.	United Kingdom

Gilead Sciences Luxembourg S.a.r.l.	Luxembourg

Gilead Sciences Netherlands BV	Netherlands

Gilead Sciences Norway AS	Norway

Gilead Sciences Pty Limited	Australia

Gilead Sciences S.L.	Spain

Gilead Sciences S.r.l.	Italy

Gilead Sciences SAS	France

Gilead Sciences Sweden AB	Sweden

Gilead Sciences Switzerland Sarl	Switzerland

Leaf & Shield Insurance Limited	Bermuda

Tri-Supply Limited	Ireland